Filed Pursuant to Rule 424(b)(3)

Registration No. 333-240045

PROSPECTUS SUPPLEMENT NO. 3

(to prospectus dated September 24, 2020)

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

Up to 24,731,195 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 24, 2020 (the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2020 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus relates to the issuance by us of up to an aggregate of 24,731,195 shares of our common stock, par value $0.0001 per share (“Common Stock”), that are issuable upon the exercise of 17,400,000 issued and outstanding warrants to purchase 1.421333 shares of our Common Stock at an exercise price of $11.50 per share of Common Stock (“Warrants”). The Warrants were issued in connection with the consummation of the Business Combination (as defined in the Prospectus).

We will receive proceeds from any exercise of the Warrants for cash.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on The Nasdaq Capital Market, or Nasdaq, under the symbol “HOFV”. On November 4, 2020, the closing price of our Common Stock was $1.90.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and as such, have elected to comply with certain reduced public company reporting requirements.

See the section entitled “Risk Factors” beginning on page 14 of the Prospectus to read about factors you should consider before investing in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 6, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2020

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-38363	84-3235695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2626 Fulton Drive NW

Canton, OH 44718

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (330) 458-9176

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HOFV	Nasdaq Capital Market
Warrants to purchase 1.421333 shares of Common Stock	HOFVW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 3, 2020, the stockholders of Hall of Fame Resort & Entertainment Company (the “Company”) approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) at the Company’s 2020 Special Meeting of Stockholders (“Special Meeting”) to increase the number of authorized shares of the Company’s common stock from 100,000,000 to 300,000,000 (the “Authorized Shares Amendment”).

On November 4, 2020, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) that reflects the Authorized Shares Amendment, which became effective immediately.

The foregoing description of the Certificate of Amendment is qualified in its entirety by reference to the full text of the Certificate of Amendment, which is filed as Exhibit 3.1 and incorporated by reference in this Current Report on Form 8-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On November 3, 2020 at the Special Meeting, the Company’s stockholders approved the proposal passing the Authorized Shares Amendment. The final voting results for the Authorized Shares Amendment were as follows:

Votes Cast For	Votes Cast Against	Abstentions/Votes Withheld
27,039,169	681,820	1,011,441

Item 8.01 Other Events.

On November 4, 2020, the Company issued a press release announcing that it named Scott Langerman as Executive Vice President of Media Business Development and Olivia Steier as Executive Vice President of Content Development/Distribution. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Hall of Fame Resort & Entertainment Company
99.1	Press Release dated November 4, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

	By:	/s/ Michael Crawford
Name: Michael Crawford
Title: President and Chief Executive Officer

Dated: November 6, 2020

Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

Hall of Fame Resort & Entertainment Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section 4.1 of the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing the number of shares of stock the Corporation is authorized to issue, so that, as amended, Section 4.1 reads as follows:

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 305,000,000, of which 300,000,000 shares shall be common stock of the par value $0.0001 per share (“Common Stock”) and 5,000,000 shares shall be preferred stock of the par value of $0.0001 per share (“Preferred Stock”).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

/s/ Michael Crawford
By:	Michael Crawford
Title:	President and Chief Executive Officer

Exhibit 99.1

Hall of Fame Resort & Entertainment Company Strengthens Executive Team with Two Strategic New Hires

Appoints Scott Langerman as Executive Vice President of Media Business Development

Names Olivia Steier Executive Vice President of Content Development/Distribution

CANTON, Ohio – November 4, 2020 – Hall of Fame Resort & Entertainment Company (“HOFV” or the “Company”) (NASDAQ: HOFV, HOFVW), the only resort, entertainment and media company centered around the power of professional football and owner of the Hall of Fame Village powered by Johnson Controls (the “Destination”), today announced that it has named experienced sports professional Scott Langerman as Executive Vice President of Media Business Development and Olivia Steier as Executive Vice President of Content Development/Distribution. Mr. Langerman and Ms. Steier’s primary responsibilities will include supporting new business development in HOFV’s media division and overseeing content development, production and distribution for the Hall of Fame Village Media Company (“HOFV Media”), a subsidiary of the Hall of Fame Resort & Entertainment Company.

“Scott and Olivia’s vast media experience and proven capacities to drive new business and create and market content will allow them to make an immediate impact,” said Michael Crawford, President and CEO of HOFV. “Both roles are critical additions to our media business vertical, which we feel has tremendous growth potential. I am confident that Scott and Olivia will be able to leverage their experience to create new and exciting media content for our company, helping us realize our business objectives and meet the significant demand to consume and enjoy original content from football fans everywhere.”

Mr. Langerman is a 25-year veteran of the sports and entertainment industries and has held senior executive positions with a range of media companies including Vox Media, Comcast and Turner Broadcasting, among others. Most recently, he was the Co-Founder and Chief Executive Officer of Athlete Content & Entertainment, LLC (ACE Media or “ACE”), the content arm of the National Football League Players Association. Launched as a groundbreaking vehicle through which to identify and develop content opportunities for professional athletes, ACE produced a wide range of long- and short-form content across a number of the world’s leading linear and digital platforms. Due to Mr. Langerman’s efforts, in just five years, ACE showcased more than 1,500 professional athletes in a variety of content initiatives, notably including “Catching Kelce” on E!, “Most Valuable Performer” on CBS, “Ritual” on Amazon Prime Video and “Gameday Commute” on Facebook Watch. In addition to serving as Executive Producer on these and many other projects, as CEO of ACE Scott was responsible for the overall strategic direction of the company and oversaw its numerous relationships with production entities, distribution platforms, brands and athletes.

During Ms. Steier’s 15 years in the entertainment field, she has held a variety of roles within content development and casting, working on the teams responsible for numerous award-winning shows, including “My Crazy Ex-Girlfriend,” “Homeland,” “Modern Family” and “Jane the Virgin.” Prior to joining HOFV Media, she worked at Fullscreen as Original Programming Executive, where she worked on both scripted and unscripted programming and led the creative process in its entirety, from buying pitches and creating ideas to developing scripts and producing series. She has also held positions at 20th Century Fox Television and The CW Network. Throughout her career, Ms. Steier’s primary responsibilities have been developing short- form and long-form television content, overseeing production and packaging completed shows for distribution.

Ms. Steier also played a significant role in conceiving and spearheading the development of the critically acclaimed reality series “House Divided” and “Keeping Score,” an unscripted series chronicling Hope Solo and the U.S. Women’s National Soccer Team’s fight for gender-wage equality. Ms. Steier specializes in original programming and has directed creative efforts on multiple platforms, resulting in unique content for viewers.

About the Hall of Fame Resort & Entertainment Company

The Hall of Fame Resort & Entertainment Company (NASDAQ: HOFV, HOFVW) is a resort and entertainment company leveraging the power and popularity of professional football and its legendary players in partnership with the Pro Football Hall of Fame. Headquartered in Canton, Ohio, the Hall of Fame Resort & Entertainment Company is the owner of the Hall of Fame Village powered by Johnson Controls, a multi-use sports, entertainment and media destination centered around the Pro Football Hall of Fame’s campus. Additional information on the Company can be found at www.HOFREco.com.

For Information, Contact:

Media Inquiries Public.Relations@hofreco.com

Investor Inquiries Investor.Relations@hofreco.com